Exhibit 5.1

[LETTERHEAD OF PRYOR CASHMAN LLP]

China Green Agriculture, Inc.
3rd Floor, Borough A, Block A. No. 181,
South Taibai Road, Xi’an, Shaanxi Province
People’s Republic of China 710065

December 22, 2009

Re:           Registration Statement on Form S-8 of up to 2,425,924 shares of Common Stock of China Green Agriculture, Inc.

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof covering the following shares of common stock, $0.001 par value per share (the “Common Stock”), of China Green Agriculture, Inc., a Nevada corporation (the “Company”):  (i) up to 2,260,000 shares of Common Stock (the “2009 Plan Shares”) issuable pursuant to the Company’s 2009 Equity Incentive Plan, dated as of  December 11, 2009, as amended (the “Plan”), (ii) 103,305 shares of Common Stock (the “2008 Instrument of Grant Shares”) issued upon exercise of stock options granted pursuant to certain Instruments of Grant of Nonqualified Stock Option, dated as of January 31, 2008 (collectively, the “2008 Instruments of Grant”), (iii) 25,619 shares of Common Stock (the “Issued Non-Qualified Stock Option Agreement Shares”) issued upon the exercise of stock options granted pursuant to certain Non-Qualified Stock Option Agreements dated April 8, 2008 and September 10, 2008 (the “Exercised Non-Qualified Stock Option Agreements”), and (iv) up to 37,000 shares of Common Stock (the “Issuable Non-Qualified Stock Option Agreement Shares”) issuable upon the exercise of stock options granted pursuant to certain Non-Qualified Stock Option Agreements dated April 8, 2008 and  April 23, 2008 (together with the Exercised Non-Qualified Stock Option Agreements, collectively, the “2008 Non-Qualified Stock Option Agreements”).  We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

In connection therewith and for the purposes of giving the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including:

(i)           the Articles of Incorporation of the Company as filed with the Secretary of State of Nevada on August 23, 2007, as amended;

(ii)          the Bylaws of the Company dated August 27, 2007, as amended;

(iii)         the Registration Statement and the exhibits thereto;

(iv)         the Plan;

(v)          the 2008 Instruments of Grant; and

(vi)         the 2008 Non-Qualified Stock Option Agreements.

In making the foregoing examination, we have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.  We have further assumed that the Company has reserved for issuance an adequate number of authorized and unissued shares of Common Stock for issuance under the Plans and, with respect to the Issuable Non-Qualified Stock Option Agreement Shares, the applicable 2008 Non-Qualified Stock Option Agreements.  As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein and having regard for such legal considerations as we deem relevant, we are of the opinion that (i) the 2009 Plan Shares and the Issuable Non-Qualified Stock Option Agreement Shares covered by the Registration Statement have been duly authorized and, when issued and sold in accordance with the Plan or in accordance with the applicable 2008 Non-Qualified Stock Option Agreement, as the case may be, will be validly issued, fully paid and nonassessable and (ii) the 2008 Instrument of Grant Shares and the Issued Non-Qualified Stock Option Agreement Shares covered by the Registration Statement have been duly authorized and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

The opinions expressed herein are specifically limited to the laws of the State of Nevada applicable to Private Corporations (Title 7, Chapter 78 of the Nevada Revised Statutes) and the federal laws of the United States of America and are as of the date hereof.  We assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Very truly yours,

/s/ Pryor Cashman LLP